EXHIBIT 99.1

ePlus Reports First Quarter Financial Results
Quarterly Highlights
•	Consolidated gross margin on products and services expanded 150 basis points to 20%, on a 2.1% increase in non-GAAP gross sales of products and services; net sales fall 0.9% to $269.9 million
•	Consolidated gross profit rises 4.8% to $59.1 million, led by 6.5% increase in technology gross profit; consolidated gross margin increased to 21.9%
•	Adjusted EBITDA increased 4.2% to $16.3 million
•	Diluted earnings per share was $1.21, up 6.1%, as compared to non-GAAP diluted earnings per share of $1.14 in the prior year

HERNDON, VA- August 5, 2015 -ePlus inc. (NASDAQ:PLUS-news), a leading provider of technology solutions, today announced financial results for the first quarter ended June 30, 2015.

Management Comment
"ePlus performed well in the first quarter of fiscal 2016.  Gross margin increased 120 basis points, resulting from growth in higher margin services revenue, and continued success selling third-party maintenance and software assurance contracts, which are recorded on a net basis," said Phillip G. Norton, CEO, chairman and president of ePlus.  "Non-GAAP gross sales of products and services increased 2.1% as compared to a year ago, based on strength in our state, local government and educational institutions (SLED), financial services, and healthcare end-markets.  Net revenues declined about 1% as a higher percentage of our non-GAAP gross revenues were recorded on a net basis compared to first quarter last year."
"For the first quarter of fiscal 2016, we showed positive year-over-year comparisons across key metrics in our technology segment.   We saw a lower year-over-year contribution from our financing business, where results tend to be uneven.  We reported higher consolidated gross profit and adjusted EBITDA, while earnings per diluted share grew 6.1% when compared to non-GAAP diluted earnings per share for the prior year period, which excluded a gain on retirement of a liability."
 "We believe ePlus remains well positioned to profitably capture market share in the faster growing segments of the IT market, as evidenced by the 6.5% growth in gross profit in our technology business, a thesis supported by both increased non-GAAP gross revenues and increased gross margin.  We continue to execute our strategy of providing high value professional and managed services to our customers to help them achieve their business goals.  Our services gross profit growth rate for our first quarter exceeded the 14.8% organic growth rate we achieved in fiscal year 2015.  As such, we are investing in engineering and sales resources to meet growing client demand for transformative solutions.  These  include converged and hyperconverged infrastructure, flash storage, openstack solutions, and security, which is core to most solutions we offer.  Our sales of security-related products and services continue to outpace other solutions, and now represent 15% of non-GAAP gross sales of products and services in the first quarter. "

First Quarter Fiscal 2016 Results

For the first quarter ended June 30, 2015:
Consolidated net sales fell 0.9% to $269.9 million, from $272.3 million in the first quarter of fiscal 2015.
Technology segment net sales fell 0.7% to $261.5 million, compared with $263.4 million in the first quarter of fiscal 2015.  Non-GAAP gross sales of products and services increased 2.1% to $332.3 million.  This increase in non-GAAP gross sales of products and services, as compared to net sales, was due to a higher proportion of sales comprised of revenues recognized on a net basis, such as third party software assurance, maintenance and services.
Financing segment net sales fell 6.1% to $8.4 million, from $8.9 million in the first quarter of fiscal 2015, due to lower transactional gains.
Consolidated gross profit rose 4.8% to $59.1 million, compared with $56.4 million in the first quarter of fiscal 2015.
Consolidated operating income rose 2.2% to $15.1 million, compared with $14.7 million in the first quarter of fiscal 2015.
Diluted earnings per share were $1.21, down 3.2% from $1.25 in the first quarter of fiscal 2015, which included a gain on retirement of a liability.  Excluding this benefit, non-GAAP diluted earnings per share were $1.14 in the first quarter of fiscal 2015. Exclusive of this gain, first quarter 2016 diluted earnings per share rose 6.1% from a year earlier.
Adjusted EBITDA rose 4.2% to $16.3 million, from $15.6 million in the first quarter of fiscal 2015.
Balance Sheet Highlights
At June 30, 2015, ePlus had cash and cash equivalents of $88.8 million, up from $76.2 million as of March 31, 2015. Total stockholders' equity was $287.9 million and total shares outstanding were 7.5 million, compared with stockholders' equity of $279.3 million and shares outstanding of 7.4 million on March 31, 2015.
Summary and Outlook
"Following a quarter of solid financial results, we remain confident in our strategy of delivering complex, service-led IT solutions.  We have an established base of clients across multiple industries, which rely on us to deliver the technology they need to achieve their business goals.  Our certifications from established and emerging vendors, as well as our in-house expertise, position us to service this client base utilizing a wide range of technologies."
"We continue to work to adjust our sales mix to emphasize profitability, including growing our services business and recurring revenue.  We will continue to invest in sales and engineering resources to meet the demand for transformative and emerging technologies. Finally, we ended the quarter with over $88 million in cash, providing us with ample balance sheet flexibility to pursue both organic growth and growth through acquisition," Mr. Norton concluded.

Results of Operations – Three Months Ended June 30, 2015
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial, state and local governments. The financing segment consists of the financing of equipment, software and related services to commercial, state and local governments, and government contractors.
Technology Segment
The results of operations for the technology segment for the three months ended June 30, 2015 and 2014 were as follows (dollars in thousands):
	Three Months Ended June 30,
	2015	2014	Change
Sales of product and services	$259,696	$261,356	$(1,660)	(0.6%)
Fee and other income	1,811	2,047	(236)	(11.5%)
Net sales	261,507	263,403	(1,896)	(0.7%)

Cost of sales, product and services	207,718	212,908	(5,190)	(2.4%)

Gross profit	53,789	50,495	3,294	6.5%

Professional and other fees	1,262	1,586	(324)	(20.4%)
Salaries and benefits	32,952	30,670	2,282	7.4%
General and administrative	6,529	5,758	771	13.4%
Interest and financing costs	19	39	(20)	(51.3%)
Operating expenses	40,762	38,053	2,709	7.1%

Segment earnings	$13,027	$12,442	$585	4.7%

Non-GAAP gross sales of product and services grew 2.1% to $332.3 million, from $325.5 million in the first quarter of fiscal 2015.
Net sales fell 0.7% to $261.5 million, from $263.4 million in the first quarter of fiscal 2015.

Gross margin on sales of products and services was 20.0%, up from 18.5% in the first quarter of fiscal 2015, as service revenues grew faster than product revenues, and an increasing proportion of sales were recorded on a net basis.
Operating expenses rose 7.1% to $40.8 million, from $38.1 million in the first quarter of fiscal 2015, reflecting increased salaries and benefits due to additional personnel as well as increased variable compensation as a result of higher gross profit, and non-cash expenses associated with the acquisition of Evolve Technology Group in August of 2014.
Segment earnings were $13.0 million, up 4.7% from $12.4 million in the first quarter of fiscal 2015.
The Company maintained its balanced portfolio of customer-end markets.  The breakdown of net sales by customer end market for the twelve months ended June 30, 2015 was as follows:
State & Local Government & Educational Institutions	23%
Technology	20%
Telecom, Media, and Entertainment	18%
Financial Services	10%
Healthcare	10%
Other	19%

Financing Segment
The results of operations for the financing segment for the three months ended June 30, 2015 and 2014 were as follows (dollars in thousands):
	Three Months Ended June 30,
	2015	2014	Change
Financing revenue	$8,346	$8,874	$ (528)	(5.9%)
Fee and other income	13	27	(14) (121)2	(51.9%)
Net sales	8,359	8,901	(542)	(6.1%)

Direct lease costs	3,018	2,957	61	2.1%

Gross profit	5,341	5,944	(603)	(10.1%)

Professional and other fees	256	247	9	3.6%
Salaries and benefits	2,262	2,277	(15)	(0.7%)
General and administrative	250	515	(265)	(51.5%)
Interest and financing costs	534	605	(71)	(11.7%)
Operating expenses	3,302	3,644	(342)	(9.4%)

Operating income	2,039	2,300	(261)	(11.3%)

Other income	-	1,434	(1,434)	n/a
Segment earnings	$2,039	$3,734	$(1,695)	(45.4%)

Net sales were $8.4 million, compared with $8.9 million in the first quarter of fiscal 2015, as a result of lower transactional gains.
Operating expenses were down 9.4% over the previous year primarily due to a reserve for credit loss recorded in the previous year that was not replicated in the current quarter.  Operating income was $2.0 million, a decrease of 11.3%.
During the quarter ended June 30, 2014, we entered into an agreement to repurchase the rights, title, and interest to payments due under a financing arrangement.  This financing arrangement was previously assigned to a third party financial institution and accounted for a secured borrowing.  In conjunction with this repurchase agreement, we recognized a gain of $1.4 million, which was included in other income.
Segment earnings were $2.0 million, compared with $3.7 million in the first quarter of fiscal 2015.

Recent Corporate Developments & Recognitions
•
On July 29, 2015, ePlus announced that its subsidiary, ePlus Technology, inc., had amended its credit facility with GE Capital Commercial Distribution Finance (GECDF), which was originally entered into on July 23, 2012. The amendment provides ePlus Technology with a total credit limit of $250 million, an increase of $25 million over the prior agreement. The GECDF credit facility is comprised of a floor plan component and an accounts receivable component and is used to finance inventory and accounts receivable related to the sales of products and services in the technology business.

•
On June 16, 2015, ePlus announced that ePlus Technology was named to The Channel Company's 2015 CRN® Solution Provider 500.  The annual list, spanning eight categories, from hardware and software sales to managed IT services, recognizes the top revenue-generating technology integrators, MSPs, and IT consultants in North America.  Solution providers are ranked based on revenue, determined by product and services sales during 2014.  ePlus placed #32 in the annual ranking.

•
On June 4, 2015, ePlus announced that it had expanded its Managed Services portfolio to include support for video systems and audio visual devices for both on premise and cloud-based infrastructures. ePlus now provides remote monitoring and management capabilities as well as on premise maintenance and emergency support for customers' entire video and collaboration platform.  In addition, ePlus offers management of video endpoints that are served by third-party cloud providers with first-call support, troubleshooting, and remediation services.

•
On June 2, 2015, ePlus announced that ePlus Technology, inc., had achieved the Unified Contact Center Enterprise Authorized Technology Provider (ATP) status from Cisco.  This designation recognizes ePlus as having fulfilled the training requirements and program prerequisites to sell, deploy, and support Cisco Unified Contact Center solutions targeted to the high-end enterprise contact center marketplace.

Conference Call Information
ePlus will hold a conference call and webcast at 5:00 p.m. ET. on August 5, 2015:
What:	ePlus First Quarter FY16 Financial Results Conference Call
When:	Wednesday, August 5, 2015
Time:	5:00 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	71932487 (live and replay)

Webcast:	http://www.eplus.com/investors (live and replay)
The replay of this webcast will be available approximately two hours after the call and be available through August 12, 2015.

About ePlus inc.
ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering complex information technology solutions, which may include managed and professional services and products from top manufacturers, flexible financing, and proprietary software. Founded in 1990, ePlus has more than 950 associates serving commercial, state, municipal, and education customers nationally. The Company is headquartered in Herndon, VA. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.
ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.
Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements." Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to archive customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	June 30, 2015	March 31, 2015
ASSETS	(amounts in thousands)

Current assets:
Cash and cash equivalents	$88,781	$76,175
Accounts receivable—trade, net	188,407	218,458
Accounts receivable—other, net	20,779	31,345
Inventories—net	24,273	19,835
Financing receivables—net, current	93,548	66,909
Deferred costs	19,256	20,499
Deferred tax assets	3,643	3,643
Other current assets	9,343	7,413
Total current assets	448,030	444,277

Financing receivables and operating leases—net	82,734	76,991
Property, equipment and other assets	9,456	9,480
Goodwill and other intangible assets	40,165	40,798
TOTAL ASSETS	$580,385	$571,546

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable—equipment	$8,493	$20,330
Accounts payable—trade	32,763	46,090
Accounts payable—floor plan	110,401	99,418
Salaries and commissions payable	12,660	14,860
Deferred revenue	33,407	34,363
Recourse notes payable - current	4,272	889
Non-recourse notes payable - current	54,645	28,560
Other current liabilities	12,003	13,575
Total current liabilities	268,644	258,085

Recourse notes payable - long term	2,747	2,801
Non-recourse notes payable - long term	14,164	24,314
Deferred tax liability - long term	3,271	3,271
Other liabilities	3,611	3,813
TOTAL LIABILITIES	292,437	292,284

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding authorized;	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,234 issued and 7,478 outstanding at June 30, 2015 and 13,114 issued and 7,389 outstanding at March 31, 2015	132	131
Additional paid-in capital	113,375	111,072
Treasury stock, at cost, 5,756 and 5,725 shares, respectively	(120,654)	(118,179)
Retained earnings	295,291	286,477
Accumulated other comprehensive income—foreign currency translation adjustment	(196)	(239)
Total Stockholders' Equity	287,948	279,262
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$580,385	$571,546

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,
	2015	2014
	(amounts in thousands, except per share data)

Net sales	$269,866	$272,304
Cost of sales	210,736	215,865
Gross profit	59,130	56,439

Professional and other fees	1,518	1,833
Salaries and benefits	35,214	32,947
General and administrative expenses	6,779	6,273
Interest and financing costs	553	644
Operating expenses	44,064	41,697

OPERATING INCOME	15,066	14,742

Other income	-	1,434

EARNINGS BEFORE PROVISION FOR INCOME TAXES	15,066	16,176

PROVISION FOR INCOME TAXES	6,252	6,699

NET EARNINGS	$8,814	$9,477

NET EARNINGS PER COMMON SHARE—BASIC	$1.22	$1.26
NET EARNINGS PER COMMON SHARE—DILUTED	$1.21	$1.25

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	7,225	7,504
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	7,301	7,559

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information (i) non-GAAP Gross Sales of Product and Services, (ii) non-GAAP Gross Cost of Sales, Product and Services (iii) Adjusted EBITDA and (iv) Adjusted EBITDA margin, (v) non-GAAP Net Earnings and (vi) non-GAAP Net Earnings per Common Share - Diluted.  We define non-GAAP gross sales of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define non-GAAP gross cost of sales, product and services as our cost of sales, product and services calculated in accordance with GAAP, adjusted to include the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income.  Certain operating expenses from the financing segment are excluded from the Adjusted EBITDA.  We consider the interest on debt from the financing segment, as well as depreciation of assets under lease, to be operating expenses.  Non-GAAP net earnings and non-GAAP net earnings per common share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, net of taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP.  In addition, other companies, including companies in our industry, might calculate similar non-GAAP Gross Sales of Product and Services, non-GAAP Gross Cost of Sales, Product and Services, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP Net Earnings and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,
	2015	2014
	(amounts in thousands)

GAAP: Sales of product and services	$259,696	$261,356
Plus: Costs incurred related to sales of third-party software assurance, maintenance and services	72,612	64,101
Non-GAAP: Gross sales of product and services	$332,308	$325,457

GAAP: Cost of sales, product and services	$207,718	$212,908
Plus: Costs incurred related to sales of third-party software assurance, maintenance and services	72,612	64,101
Non-GAAP: Gross cost of sales, product and services	$280,330	$277,009

	Three Months ended June 30,
	2015	2014
	(amounts in thousands)

GAAP: Net earnings	$8,814	$9,477
Plus: Provision for income taxes	6,252	6,699
Less: Other income [1]	-	(1,434)
Plus: Depreciation and amortization [2]	1,208	871
Non-GAAP: Adjusted EBITDA	$16,274	$15,613
Non-GAAP: Adjusted EBITDA margin	6.0%	5.7%

	Three Months Ended June 30,
	2015 [4]	2014
	(amounts in thousands, except per share data)

GAAP: Earnings before provision for income taxes	$15,066	$16,176
Less: Other income [1]	-	(1,434)
Non-GAAP: Earnings before provision for income taxes	15,066	14,742
Non-GAAP: Provision for income taxes [3]	6,252	6,105
Non-GAAP: Net earnings	$8,814	$8,637

GAAP: Net earnings per common share – diluted	$1.21	$1.25
Non-GAAP: Net earnings per common share – diluted	$1.21	$1.14

[1] Gain on retirement of a liability.
[2] Amount consists of depreciation and amortization for assets used internally.
[3] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings.
[4] Amounts for the three months ended June 30, 2015 are GAAP and provided for comparative purposes.

Contact:
Kley Parkhurst, SVP
ePlus inc.
kparkhurst@ePlus.com
703-984-8150